EXHIBIT 99.1

HASBRO ELECTS LISA GERSH TO ITS BOARD OF DIRECTORS

PAWTUCKET, R.I., July 1st, 2010 – Hasbro, Inc. (NYSE: HAS) announced today that Lisa Gersh, President, Strategic Initiatives at NBC News, has been elected to the Company’s Board of Directors effective July 1st, 2010.

“Lisa Gersh is highly accomplished within the media and entertainment industry. Through her expertise in launching new TV Channels and building partnerships, I am confident that she will prove to be a valuable member of our Board,” said Al Verrecchia, Hasbro’s Chairman. “Her appointment comes at a very exciting time for us as we continue to develop as a global branded play company and deliver new immersive brand experiences to consumers around the world. We are very pleased to welcome Lisa.”

As President of Strategic Initiatives at NBC News since 2009, Gersh has direct responsibility for NBC News’ growth initiatives, including the weather channel companies, and for promoting the global interest of NBC News. Gersh joined NBCU in November of 2007 after the company acquired Oxygen Media, a company which she co-founded and served as its President and Chief Operating Officer. Since joining NBCU, Gersh was instrumental in the multi-billion dollar acquisition of The Weather Channel Companies and served as interim CEO during its transition.

As Oxygen's President and COO, Gersh led the day-to-day operations of the company. Prior to joining Oxygen, Gersh worked for the New York law firm Friedman Kaplan & Seiler LLP, which she co-founded and served as a partner from 1986 to 1998. She began her career as an attorney with Debevoise & Plimpton.

Gersh was admitted to the New York State Bar Association in 1984. She earned her J.D. from Rutgers Law School and graduated Phi Beta Kappa with a B.A. in Political Science and economics from the State University of New York Binghamton.

Hasbro, Inc. (NYSE:HAS) is a worldwide leader in children's and family leisure time products and services with a rich portfolio of brands and entertainment properties that provides some of the highest quality and most recognizable play and recreational experiences in the world. As a brand-driven, consumer-focused global company, Hasbro brings to market a range of toys, games and licensed products, from traditional to high-tech and digital, under such powerful brand names as TRANSFORMERS, PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, CRANIUM and WIZARDS OF THE COAST. Come see how we inspire play through our brands at http://www.hasbro.com. © 2010 Hasbro, Inc. All Rights Reserved.

SOURCE: Hasbro, Inc.

Hasbro, Inc.

News Media

Wayne Charness, 401-727-5983

wcharness@hasbro.com

or

Investor Relations

Debbie Hancock, 401-727-5401

dhancock@hasbro.com